Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Capital Series of our reports dated December 7, 2023, relating to the financial statements and financial highlights, of each of the funds listed in Appendix A (collectively, the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

February 22, 2024

Appendix A

Trust	Fund Name	Report Date
John Hancock Capital Series	John Hancock Classic Value Fund	December 7, 2023
John Hancock Capital Series	John Hancock U.S. Global Leaders Growth Fund	December 7, 2023